Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS FIRST QUARTER 2025 RESULTS

DALLAS (May 8, 2025) — Oncor Electric Delivery Company LLC (“Oncor”) today reported net income of $181 million for the three months ended March 31, 2025, compared to net income of $225 million for the three months ended March 31, 2024. The decrease in net income of $44 million was driven by higher interest expense and depreciation expense associated with increases in invested capital and higher operation and maintenance expenses, partially offset by higher revenues primarily attributable to updated interim rates to reflect increases in invested capital, higher customer consumption primarily attributable to weather, and customer growth. Financial and operational results are provided in Tables A, B, C, and D below.

“The Public Utility Commission of Texas’ recent approval of the 765-kV transmission import paths in the Permian Basin is an important milestone that will help enable ERCOT to support the State’s continued economic growth. Oncor is fully committed to executing our portion of the plan to strengthen Texas’ grid capacity and support load growth in our territory, while maintaining our ongoing focus on reliability, safety and affordability,” said Oncor CEO Allen Nye. “Oncor is well positioned to support this project as well as the State’s growing energy needs and economic expansion through improved grid resilience and reliability, enhanced transmission pathways, and continued infrastructure modernization. We continued to see strong indicators of growth in the first quarter through increased active transmission point of interconnection requests and load growth. I remain proud of the Oncor team for their hard work to address this growth and I am confident in our ability to meet the increasing power demands of our customers and the communities we serve.”

Operational and Regulatory Highlights

Oncor’s operational results continue to reflect Texas’ robust growth. In the first quarter of 2025, the company built, re-built, or upgraded nearly 800 circuit miles of transmission and distribution lines, and reached important milestones on several large-scale transmission projects as part of its execution on its $7.1 billion 2025 capital plan. Oncor also increased its premises served in the first quarter of 2025 by almost 19,000, reflecting growth trends in line with Oncor’s anticipated 2% annual premises organic growth rate. The company also filed seven new Certificates of Convenience and Necessity (“CCNs”) for transmission projects to support load growth, interconnect generators, and strengthen the grid, reflecting a proactive stance towards facilitating Texas’ expanding energy landscape. By comparison, the seven CCNs that Oncor filed this quarter are more than the total number of CCNs filed by Oncor in all of last year. The seven CCNs filed this year include two related to the Permian Basin Reliability Plan (“PBRP”).

In the first quarter of 2025, Oncor’s total active transmission point-of-interconnection (“POI”) requests increased 35% year-over-year. A significant aspect of Oncor’s ongoing growth is attributable to non-data center large commercial and industrial (“LC&I”) customer segments. As of March 31, 2025, Oncor’s active LC&I interconnection queue had 506 requests, which included over 22 gigawatts of load from diverse industrial sectors and 156 gigawatts from data centers. Of the 551 active generation POI requests in queue at March 31, 2025, approximately 46% were storage, 42% were solar, 7% were wind, and 5% were gas.

Oncor continues to make preparations to file a comprehensive base rate proceeding utilizing a test year of calendar year 2024, with filing currently targeted for the second quarter of 2025.

Strategic Infrastructure and Growth Plan

Oncor continues to execute on the projects assigned to it as part of the PBRP. In October 2024, the Public Utility Commission of Texas (“PUCT”) approved the local projects and import paths of the PBRP but deferred the decision as to whether the import paths would be built using 345-kV or 765-kV. In April 2025, the PUCT decided that the import paths would be built using 765-kV. The 765-kV import paths are anticipated to significantly bolster grid reliability and unlock critical transmission pathways to increase electricity transfer capability to the Permian Basin region. The Electric Reliability Council of Texas, Inc. (“ERCOT”) updated its estimated cost for the entirety of the PBRP to approximately $15 billion. Oncor expects to be responsible for more than half of this investment.

Oncor’s $36.1 billion five-year capital plan for the period from 2025 through 2029 announced in February of this year included only an estimated $2 billion for the portion of PBRP local projects that needed no further approvals. Oncor began seeking approvals for the remaining PBRP local projects the first quarter of 2025 and expects to make filings, including for the import paths, through the fourth quarter of 2026. The remaining amount of Oncor’s projected investment in the PBRP was initially expected to fall either within Oncor’s incremental capex opportunities of $12 billion for the 2025 through 2029 period or outside of the time frame of the five-year plan. However, completion of the entirety of the PBRP is now on an accelerated timeline. As a result, Oncor currently expects the investment required for the incremental capital opportunities over the 2025 through 2029 period is likely to increase, particularly towards the latter part of Oncor’s five-year capital plan.

In January 2025, ERCOT filed a regional transmission expansion plan with the PUCT, which included two options to serve the load projection of 150 gigawatts by 2030: a 345-kV plan and a 765-kV plan. These plans included an analysis of the PBRP as well as further extension of ERCOT’s transmission system. ERCOT estimated that the cost of either plan would be approximately $20 billion in excess of the estimated cost of the PBRP. Oncor expects to build a significant portion of either plan and included only a small portion related to such plans in its $12 billion incremental capex opportunities for the 2025 through 2029 period because the remainder is expected to fall outside of that five-year planning period.

Liquidity

As of May 7, 2025, Oncor’s available liquidity totaled approximately $3.8 billion, consisting of cash on hand and available borrowing capacity under its existing credit facilities, commercial paper programs, and accounts receivable facility. The company anticipates these resources, combined with projected cash flows from operations and future financing activities, will be sufficient to meet capital expenditures, maturities of long-term debt, and other operational needs for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of first quarter 2025 results and other information relating to Oncor. Oncor executives will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2025 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

About Oncor

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4 million homes and businesses and operating more than 144,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

Three Months Ended March 31, 2025 and 2024; $ millions

	Q1 ‘25	Q1 ‘24
Operating revenues	$1,548	$1,458

Operating expenses:
Wholesale transmission service	353	351
Operation and maintenance	370	299
Depreciation and amortization	287	257
Provision in lieu of income taxes	39	47
Taxes other than amounts related to income taxes	147	144

Total operating expenses	1,196	1,098

Operating income	352	360
Other (income) and deductions – net	(13)	(14)
Non-operating benefit in lieu of income taxes	(1)	(1)
Interest expense and related charges	185	150

Net income	$181	$225

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

Three Months Ended March 31, 2025 and 2024; $ millions

	Q1 ‘25	Q1 ‘24
Cash flows – operating activities:
Net income	$181	$225
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	328	299
Provision in lieu of deferred income taxes – net	30	20
Changes in operating assets and liabilities:
Accounts receivable	(2)	6
Inventories	(18)	(14)
Accounts payable – trade	(7)	(6)
Regulatory assets – recoverable SRP	(27)	—
Regulatory assets – deferred revenues	34	(6)
Regulatory assets – self-insurance reserve	(66)	(11)
Customer deposits	(17)	14
Pension and OPEB plans	(120)	7
Other – assets	(28)	(18)
Other – liabilities	(94)	(52)

Cash provided by operating activities	194	464

Cash flows – financing activities:
Issuances of senior secured notes	2,300	—
Repayments of senior secured notes	(350)	—
Borrowings under AR Facility	300	300
Repayments under AR Facility	(300)	—
Borrowings under $500M Credit Facility	—	500
Payment for senior secured notes extinguishment	(441)	—
Net change in short-term borrowings	(594)	(282)
Capital contributions from members	605	240
Distributions to members	(177)	(125)
Debt premium, discount, financing and reacquisition costs – net	(26)	(2)

Cash provided by financing activities	1,317	631

Cash flows – investing activities:
Capital expenditures	(1,356)	(1,109)
Sales tax audit settlement refund	—	56
Other – net	13	11

Cash used in investing activities	(1,343)	(1,042)

Net change in cash, cash equivalents and restricted cash	168	53
Cash, cash equivalents and restricted cash – beginning balance	262	151

Cash, cash equivalents and restricted cash – ending balance	$430	$204

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

At March 31, 2025 and December 31, 2024; $ millions

	At 3/31/25	At 12/31/24
ASSETS
Current assets:
Cash and cash equivalents	$221	$36
Restricted cash, current	11	20
Accounts receivable – net	976	970
Amounts receivable from members related to income taxes	30	30
Materials and supplies inventories – at average cost	480	462
Prepayments and other current assets	120	124

Total current assets	1,838	1,642
Restricted cash, noncurrent	198	206
Investments and other property	181	183
Property, plant and equipment – net	32,854	31,769
Goodwill	4,740	4,740
Regulatory assets	1,719	1,671
Right-of-use operating lease and other assets	257	240

Total assets	$41,787	$40,451

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$594
Accounts payable – trade	810	770
Amounts payable to members related to income taxes	36	29
Accrued taxes other than amounts related to income	109	274
Accrued interest	218	149
Operating lease and other current liabilities	320	367

Total current liabilities	1,493	2,183
Long-term debt, noncurrent	16,739	15,234
Liability in lieu of deferred income taxes	2,597	2,552
Regulatory liabilities	3,006	2,973
Employee benefit plan obligations	1,237	1,384
Operating lease and other obligations	498	495

Total liabilities	25,570	24,821

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding at March 31, 2025 and December 31, 2024 – 635,000,000	16,423	15,814
Accumulated other comprehensive loss	(206)	(184)

Total membership interests	16,217	15,630

Total liabilities and membership interests	$41,787	$40,451

Oncor Electric Delivery Company LLC

Table D – Operating Data and Operating Revenues

Three Months Ended March 31, 2025 and 2024 (unless otherwise noted); mixed measures

	Q1 ‘25	Q1 ‘24	% Change
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	11,253	10,465	7.5
Commercial, industrial, small business and other	27,753	26,848	3.4

Total electric energy volumes	39,006	37,313	4.5

Residential system weighted weather data (a):	Q1 ‘25	Q1 ‘24	Increase (Decrease)
Cooling degree days	28	25	3
Heating degree days	572	453	119

Reliability statistics (b):	TME ‘25	TME ‘24	% Change
System Average Interruption Duration Index (SAIDI) (non-storm)	75.7	71.0	6.6
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.1	1.0	10.0
Customer Average Interruption Duration Index (CAIDI) (non-storm)	71.5	71.0	0.7
Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,065	3,988	1.9

	Q1 ‘25	Q1 ‘24
Operating revenues
Revenues contributing to earnings:
Distribution base revenues
Residential (c)	$375	$329
LC&I (d)	332	305
Other (e)	57	29

Total distribution base revenues (f)	764	663

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	253	262
Billed to REPs serving Oncor distribution customers, through TCRF	140	144

Total TCOS revenues	393	406

Other miscellaneous revenues	23	24

Total revenues contributing to earnings	1,180	1,093

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	353	351
EECRF and other revenues	15	14

Total revenues collected for pass-through expenses	368	365

Total operating revenues	$1,548	$1,458

(a)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(b)

SAIDI is the average number of minutes electric service is interrupted per consumer in a 12-month period. SAIFI is the average number of electric service interruptions per consumer in a 12-month period. CAIDI is the average duration in minutes per electric service interruption in a 12-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(c)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 5.4% in the three months ended March 31, 2025 as compared to the three months ended March 31, 2024.

(d)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(e)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(f)

The 15.2% increase in distribution base revenues in the three months ended March 31, 2025 as compared to the three months ended March 31, 2024 (10.9% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates to reflect increases in invested capital, accrued revenue related to our system resiliency plan, higher customer consumption, primarily attributable to weather, and customer growth.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events; Oncor’s ability to obtain adequate insurance on reasonable terms and the possibility that it may not have adequate insurance to cover all losses incurred by Oncor or third-party liabilities; actions by credit rating agencies to downgrade Oncor’s credit ratings or place those ratings on negative outlook; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, supply chain disruptions, foreign policy and global trade restrictions; supply chain disruptions, including as a result of tariffs, global trade disruptions, competition for goods and services, and service provider availability; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; changes in employee and contractor labor availability and cost; significant changes in Oncor’s relationship with its employees, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and retiree benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; Oncor’s adoption and deployment of artificial intelligence; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.